EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Media Contact:
Kate Young, on behalf of A. M. Castle
312-399-5232 and Katharine.Young@edelman.com

A. M. CASTLE ANNOUNCES LEADERSHIP TRANSITION

OAK BROOK, IL – May 10, 2012 - A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today announced that its Board of Directors has appointed Scott F. Stephens, 42, as interim Chief Executive Officer (CEO), effective immediately. He replaces Michael H. Goldberg in his role as President and CEO. Mr. Goldberg has also resigned as a Director of the Company. Mr. Stephens also will retain his position as Chief Financial Officer (CFO).

The leadership transition reflects the proactive decision by the Company’s Board of Directors to identify and hire a CEO who will effectively execute A. M. Castle’s strategy and deliver improved returns for shareholders.

A search committee of the Board of Directors has been created to oversee the process for identifying and selecting the new Chief Executive Officer. The Board has engaged Crist/Kolder Associates to assist in completing this process as expeditiously as practicable. Candidates from both inside and outside the company will be considered.

Brian P. Anderson, chairman of the board, said, “The Board believes A. M. Castle is in the right markets and has the right strategy to leverage its deep knowledge and relationships in the metals industry.”

“Scott has been CFO of the Company for the past four years, has many years of experience in the distribution industry, and has been instrumental in the recent acquisition of Tube Supply, Inc. (TSI), a leading distributor of specialty products for the oil and gas industry. He has the full support of the Board in his additional role,” Anderson said. Stephens also previously served as the interim president for the company’s oil and gas commercial unit in 2010.

“We thank Mike Goldberg for his leadership of A. M. Castle, particularly through extremely challenging economic conditions,” Anderson concluded. Mr. Goldberg will remain an employee of the company until May 31, 2012 in order to assist with the leadership transition.

The Company will hold a conference call at 9:00 a.m. ET Friday, May 11 to discuss the announcement. Individuals interested in listening to the call may access the webcast through http://www.amcastle.com or dial into the conference line by calling 408-629-9818 (international) or 877-941-9205.

An archived version of the conference call webcast will be accessible for replay on the above website until May 31, 2012. A replay of the conference call will also be available for 20 days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4539428.

About A. M. Castle & Co

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels, nickel alloys, aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of over 60 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.

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